Exhibit 10.2

SUBLEASE

This SUBLEASE (the “Sublease”) is dated as of the 30th day of August, 2005 by and between BOSTON LIFE SCIENCES, INC., a Delaware corporation (“Sublandlord”), and SMALL ARMY, Inc., a Massachusetts corporation (“Subtenant”).

RECITALS

WHEREAS, pursuant to that certain Lease dated as of January 28, 2002 by and between Brentwood Properties, Inc., a Delaware corporation (“Prime Landlord”), as landlord, and Sublandlord, as tenant (the “Prime Lease”), a copy of which Prime Lease is attached hereto as Exhibit A, Sublandlord leased from Prime Landlord certain premises (the “Original Premises”) located in the building commonly known as 20-24 Newbury Street, Boston, Massachusetts (the “Building”), which Original Premises contain approximately 6,600 rentable square feet of space located on the fourth and fifth floors of the Building, as more fully described in the Prime Lease; and

WHEREAS, Subtenant desires to sublease from Sublandlord a portion of the Original Premises, comprising the fourth floor of the Building and containing 3,300 rentable square feet, more particularly shown on the floor plan attached hereto as Exhibit B (the “Subleased Premises”), and Sublandlord is willing to sublease the Subleased Premises to Subtenant on the provisions, covenants and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the mutual covenants made herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Sublandlord hereby subleases to Subtenant and Subtenant hereby takes and hires from Sublandlord the Subleased Premises, on the terms and conditions set forth below:

I. Defined Terms. All terms defined in the Prime Lease and used herein shall, unless otherwise defined herein, have the meanings ascribed to such terms in the Prime Lease.

II. Term. The term of this Sublease (the “Sublease Term”) shall commence on October 1, 2005 (the “Sublease Term Commencement Date”), and shall continue until May 30, 2012 or the earlier termination of the Prime Lease, unless the Sublease Term is sooner terminated in accordance with the provisions of this Sublease. If Sublandlord provides Subtenant with access to the Subleased Premises prior to the Sublease Term Commencement Date, such access will be on all of the terms and conditions set forth in this Sublease.

III. Delivery. The Subleased Premises shall be delivered to Subtenant on the Sublease Term Commencement Date, broom-clean and free of all occupants but otherwise “as-is, where-is and with all faults”, without representation or warranty, express or implied, and Subtenant hereby waives, disclaims and renounces any representation or warranty. In the event construction of any demising walls are necessary to separately demise the Subleased Premises, the same will be constructed by Subtenant at its sole cost and expense, in accordance with and subject to the provisions of this Sublease and the provisions of the Prime Lease incorporated herein. Sublandlord shall have no obligation to make any improvements in or to the Subleased Premises.

IV. Base Rent. Commencing on the Sublease Rent Commencement Date (as defined below), and on the first of each month thereafter, Subtenant shall pay to Sublandlord, in advance, monthly installments, without withholding, offset or reduction, of base rent (“Base Rent”) at the rate set forth below. The Sublease Rent Commencement Date shall be March 1, 2006; provided that if Subtenant occupies the Subleased Premises for the conduct of its business as an advertising agency prior to November 15, 2005, then the Sublease Rent Commencement Date will occur a number days before March 1, 2006 equal to the number of days before November 15, 2005 that Subtenant first occupied the Subleased Premises for the conduct of its business as an advertising agency. In other words, the Sublease Rent Commencement date will occur 105 days following the date Subtenant first occupies the Subleased Premises for the conduct of its business as an advertising agency, but in no event later than March 1, 2006 regardless of when (or whether) Subtenant occupies the Subleased Premises for the conduct of its business as an advertising agency. For the purposes of the paragraph, Subtenant shall be deemed to have commenced conducting business as an advertising agency only when Subtenant’s employees regularly and consistently utilize the Subleased Premises for business purposes. Base Rent for any partial calendar month at the beginning of the Sublease Term shall be prorated on a daily basis.

Dates	Base Rent
For the period from the Sublease Rent Commencement Date through May 30, 2009:	The annual rate of $105,600 (i.e., $8,800 per month)

For the period from June 1, 2009 through May 30, 2012:	The annual rate of $115,500 (i.e. $9,625 per month)

V. Additional Rent. Subtenant acknowledges that pursuant to Sections 3.02, 3.03, 3.04 and 3.05 of the Prime Lease, Sublandlord is obligated to pay to Prime Landlord additional rent on account of operating costs, insurance and real estate taxes, as more particularly described in such Sections. Subtenant shall pay to Sublandlord with its monthly payment of Base Rent Subtenant’s proportionate share of Sublandlord’s additional rent obligations under Sections 3.02, 3.03, 3.04 and 3.05 of the Prime Lease (but in the case of Sections 3.02 and 3.03 (and 3.05 as it applies to Sections 3.02 and 3,03), only to the extent such rental amounts exceed those due in the calendar year ending December 31, 2006, and in the case of Section 3.04 (and Section 3.05 as it applies to Section 3.04), only to the extent such rental amounts exceed those due on account of fiscal year ending June 30, 2006) Subtenant’s proportionate share as used in the preceding sentence is 50% (being the number of rentable square feet in the Subleased Premises expressed as a percentage of the number of rentable square feet in the Original Premises, referred to hereinafter as “Subtenant’s Proportionate Share”). Sublandlord shall deliver to Subtenant promptly after receipt thereof any statements of operating costs, insurance or real estate taxes delivered to Sublandlord by Prime Landlord.

VI. Use. The Subleased Premises shall be used for general office use and for no other uses.

VII. Prime Lease. Subtenant agrees that it will do nothing in, on or about the Subleased Premises which would result in the breach by Sublandlord of its undertakings and obligations under the Prime Lease. Except for the following provisions, this Sublease shall be subject to and on all of the terms and conditions as are contained in the Prime Lease and the provisions of the Prime Lease are hereby incorporated into this Sublease as if Sublandlord were the landlord thereunder and Subtenant the tenant thereunder:

A.	The defined economic terms for “Yearly Fixed Rent,” “Monthly Payment,” “Rent Year,” “Leased Area,” “Term Commencement Date,” “Rent Commencement Date,” “Rent Year”, “Tenant’s Original Address”, “Expiration Date”, “Premises Net Rentable Floor Area” and “Security Deposit” are inapplicable;

B.	Sections 3.02, 3.03, 3.04 and 3.05 of the Prime Lease (relating to additional rent) are applicable, as modified by the provisions of Paragraph V of this Sublease;

C.	Article IV of the Prime Lease (relating to construction of the premises) is inapplicable;

D.	Article V of the Prime Lease (relating to utilities) is applicable, as clarified by Section XIV hereof;

E.	Section 14.07 of the Prime Lease (relating to security deposits) is inapplicable;

F.	Section 14.12 of the Prime Lease (relating to brokerage) is inapplicable;

G.	Section 14.14 of the Prime Lease (relating to extension options) is inapplicable; and

H.	Where appropriate, references to “Landlord” in the Prime Lease shall be deemed to mean “Sublandlord” hereunder and references to “Tenant” in the Prime Lease shall be deemed to mean “Subtenant” hereunder, it being understood and agreed that Sublandlord will not be acting as, or assuming any of the responsibilities of, Prime Landlord, and all references in the Prime Lease to Landlord-provided services or Landlord insurance requirements, and any other references which by their nature relate to the owner or operator of the Building, rather than to a tenant of the Building subleasing space to a subtenant, shall continue to be references to Prime Landlord and not to Sublandlord.

VIII. Subtenant’s Covenants. Subtenant covenants to Sublandlord to perform all of the covenants and obligations to be performed by Sublandlord as tenant under the Prime Lease as the same relate to the Subleased Premises and to comply with this Sublease and the applicable provisions of the Prime Lease, as modified by this Sublease, in all respects (including, without limitation, complying with all applicable laws, regulations and standards). If Subtenant shall fail to make any payment or perform any act required to be made or performed by Subtenant under the Prime Lease pursuant to Subtenant’s assumption of Sublandlord’s obligations thereunder as they relate to the Subleased Premises, and such default is not cured by Subtenant by the first to occur of (i) one-half of the period specified in the Prime Lease for curing such default, or (ii) five (5) days prior to the expiration of such Prime Lease cure period, Sublandlord, without waiving or releasing any obligation or default hereunder, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Subtenant, and may take any and all such actions as Sublandlord in its sole discretion deems necessary or appropriate to accomplish such cure. If Sublandlord shall reasonably incur any expense in remedying such default, Sublandlord shall be entitled to recover such sums upon demand from Subtenant as additional rent under this Sublease.

IX. Sublandlord’s Covenants. Sublandlord covenants to Subtenant to perform all of the terms and provisions required of it under the Prime Lease and to promptly pay when due all rents due and accruing to Prime Landlord, provided Subtenant timely makes all rental and additional rental payments required of Subtenant hereunder. Upon request of Subtenant and at Subtenant’s cost and expense, Sublandlord will use reasonable efforts to enforce on behalf of Subtenant Sublandlord’s rights under the Prime Lease. Nothing contained in this Sublease shall be construed as a guarantee by Sublandlord of any of the obligations, covenants, warranties, agreements or undertakings of Prime Landlord in the Prime Lease, nor as an undertaking by Sublandlord to Subtenant on the same or similar terms as are contained in the Prime Lease.

X. Indemnification. Subtenant shall indemnify Sublandlord and hold Sublandlord harmless from and against any and all claims, demands suits, judgments, liabilities, costs and expenses, including reasonable attorneys fees, arising out of or in connection with Subtenant’s use and possession of the Subleased Premises, or arising out of the failure of Subtenant, its agents, contractors or employees to perform any covenant, term or condition of this Sublease or of the Prime Lease to be performed by Subtenant hereunder. Sublandlord shall indemnify Subtenant and hold Subtenant harmless from and against any and all claims, demands, suits, judgments, liabilities, costs and expenses, including reasonable attorneys fees, arising out of the failure of Sublandlord to perform any covenant, term or condition of this Sublease or of the Prime Lease to be performed by Sublandlord hereunder.

XI. Assignment and Subletting. Subtenant shall not assign this Sublease in whole or in part or sublet the Subleased Premises in whole or in part without the prior written consent of Sublandlord, which consent will not be unreasonably withheld. No such sublease or assignment shall be effective without the consent of Prime Landlord under the Prime Lease. If, as to any sublease or assignment for which Sublandlord’s consent is necessary, Subtenant receives rent or other consideration in excess of the Base Rent and additional rent payable under this Sublease, Subtenant shall pay to Sublandlord one half of such excess, after deducting Subtenant’s reasonable legal and brokerage expenses and fit-up expenses paid for by Subtenant at the time of such subleasing or assignment. If Sublandlord and Prime Landlord consent to any such assignment or subletting, Subtenant shall remain fully and primarily liable to Sublandlord, in all respects, under the Sublease.

XII. Security Deposit. Prior to the execution hereof, Subtenant shall deliver to Prime Landlord the amount of $35,200.00 (“Subtenant’s Security Deposit”), such sum to be held by Prime Landlord as security for the performance of Subtenant’s obligations under this Sublease. Upon the occurrence of any default by Subtenant hereunder, Subtenant agrees that Sublandlord and/or Prime Landlord may apply all or any part of Subtenant’s Security Deposit, together with accrued interest, if any, to any obligation of Subtenant hereunder. If all or any portion of Subtenant’s Security Deposit is applied by Sublandlord and/or Prime Landlord against any of Subtenant’s obligations hereunder,

Subtenant shall promptly restore Subtenant’s Security Deposit to its original amount. Interest actually earned on Subtenant’s Security Deposit shall, on an annual basis, be credited to and become part of the Subtenant’s Security Deposit.

In lieu of depositing the Subtenant’s Security Deposit in cash, Subtenant may provide Sublandlord with a letter of credit in the amount of the Subtenant’s Security Deposit. Such letter of credit shall be an evergreen, irrevocable standby letter of credit, payable on sight, at Subtenant’s sole cost and expense, and otherwise in form and substance, and issued by a bank, acceptable to Sublandlord and Prime Landlord. In the event the letter of credit is not renewed thirty days prior to the scheduled expiration thereof or in the event of a default by Subtenant under this Sublease, Sublandlord or Prime Landlord may draw the entire letter of credit, at Subtenant’s sole cost and expense, and hold and apply the proceeds thereof as a cash security deposit hereunder. If the amount of the letter of credit and cash so held by Sublandlord or Prime Landlord is ever less than the amount of the Subtenant’s Security Deposit required above, whether due to the application thereof as permitted hereunder or otherwise, Subtenant shall immediately provide an additional letter of credit or cash in the amount of such shortfall. No interest will accrue on the security deposit while held in the form of a letter of credit.

XIII. Brokers. Each of Sublandlord and Subtenant represents and warrants to the other that it has not dealt with any broker in connection with this Sublease other than Meredith & Grew, Inc. and Gregg Jordan & Associates (collectively, the “Brokers”), and each agrees to indemnify, defend and hold the other harmless from and against any breach of said representation and warranty. Sublandlord shall be responsible for any commission which may be due to the Brokers pursuant to a separate agreement between Sublandlord and such Brokers.

XIV. Utilities. Subtenant shall be responsible for all utilities (including light, plug and HVAC electricity and gas) in the Subleased Premises, to be paid by Subtenant to Sublandlord within twenty (20) days after billing therefor. Subtenant’s payment obligation hereunder shall be equal to the utility costs for the Subleased Premises if separately metered or fifty percent (50%) of the utility costs for the Original Premises if not separately metered. Notwithstanding the foregoing, to the extent any utility is separately metered to the Subleased Premises, Subtenant will purchase and receive such utility directly from the public utility or other company designated by Prime Landlord.

XV. Miscellaneous.

A.	Counterparts. This instrument may be signed in counterpart originals, which, taken together, shall constitute a single original instrument.

B.

Notices. Notices to Sublandlord or Subtenant required or permitted hereunder shall be sent in the manner prescribed in the Prime Lease to the address set forth below in the case of notices to Sublandlord and to the Subleased Premises, attention Mr. Michael Connell (with a copy to Michael C. Fee, Fee, Rosse & Lantz, P.C., 321 Boston Post Road, Sudbury, MA 01776) in the case of notices to Subtenant. Any time periods for the giving or receiving of notices (or the taking of actions following the giving or receiving of notices) set forth in the Prime Lease shall, as incorporated herein, be five (5) days longer in the case of notices from Sublandlord to Subtenant, and five (5) days shorter in the case of notices from Subtenant to Sublandlord.

Notice address for Sublandlord:

Boston Life Sciences, Inc.

85 Main Street

Hopkinton, MA 01748

Attention: Kenneth Rice

C.	Consents. Without derogating from the other provisions hereof, it is acknowledged that in any instance in which Prime Landlord’s consent is required under the Prime Lease, both Prime Landlord and Sublandlord’s consent will be required hereunder.

D.	Amendments. This Sublease may not be changed or terminated orally but only by an agreement in writing signed by both Sublandlord and Subtenant.

E.	Estoppel Certificates. Sublandlord and Subtenant each agree to furnish within twenty (20) days after written request therefor by the other, a certificate stating (i) that this Sublease is in full force and effect and has not been amended or modified (or describing such amendment or modification, if any); (ii) the dates through which Base Rent and additional rent have been paid hereunder; and (iii) that there are no defaults under this Sublease known to the signer of the certificate (or specifying such defaults, if known).

F.	No Waiver. The failure of either party to insist on strict performance of any covenant or condition hereof, or to exercise any option contained herein, shall not be construed as a waiver of such covenant, condition or option in any other instance.

G.	Memorandum of Lease. Subtenant shall not record this Sublease or any memorandum or notice hereof.

H.	Governing Law. This Sublease has been negotiated, executed and delivered in the Commonwealth of Massachusetts, and the parties agree that the rights and obligations of the parties under this Sublease shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

I.	Severability. The invalidity of any of the provisions of this Sublease will not impair or affect in any manner the validity, enforceability or effect of the rest of this Sublease.

J.	Entire Agreement. All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Sublease, which alone fully and completely expresses the agreement between Sublandlord and Subtenant.

K.	Relationship Between the Parties. This Sublease does not create the relationship of principal and agent, nor does it create any partnership, joint venture, or any association or relationship between Sublandlord and Subtenant other than as and to the extent specifically provided in this Sublease, the sole relationship of Sublandlord and Subtenant being that of sublandlord and subtenant as provided in this Sublease.

L.	Remedies Cumulative. Except as specifically provided herein, all rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

M.	Condition Precedent. The effectiveness of this Sublease is expressly subject to and conditional upon obtaining Prime Landlord’s written consent to this Sublease pursuant to Article VIII of the Prime Lease.

N.	Furniture. Sublandlord may offer to sell to Subtenant some or all of the furniture located in the Subleased Premises prior to the date of this Sublease. Any furniture so sold shall be sold in its “as-is, where-is condition” with all faults, without representation or warranty. Any furniture not so purchased by Subtenant may be removed from the Subleased Premises by Sublandlord following the Sublease Term Commencement Date, and Subtenant shall have no rights with respect thereto; provided that any furniture which is not purchased by Subtenant and is not removed by Sublandlord by October 1, 2005 will be deemed abandoned by Sublandlord and Subtenant may remove and dispose of the same at Sublandlord’s cost and expense.

O.	Signage. Subject to Landlord’s approval and the provisions of the Prime Lease, Subtenant may, at Subtenant’s cost and expense, have its name listed in the lobby directory, on the entrance to the Subleased Premises and on 50% of that portion of each side of the exterior sign for the Building currently allocated to Sublandlord.

IN WITNESS WHEREOF, the parties have executed this Sublease as an instrument under seal as of the date first written above.

SUBLANDLORD:

BOSTON LIFE SCIENCES, INC., a Delaware
corporation

By:	/s/ MARK J. PYKETT
Name:	Mark J. Pykett
Title:	President and COO

SUBTENANT:

SMALL ARMY, INC, a Massachusetts corporation

By:	/s/ MICHAEL CONNELL
Name:	Michael Connell
Title	Creative Principal

EXHIBIT A

PRIME LEASE

[See Attached]

EXHIBIT B

FLOOR PLAN SHOWING

SUBLEASED PREMISES